                                                                     EXHIBIT 1.2
================================================================================

                      LICENSE AND COLLABORATION AGREEMENT

                                    BETWEEN

                         TARGETED GENETICS CORPORATION

                                      AND

                         MEDEVA PHARMACEUTICALS, INC.

                                AN AFFILIATE OF

                                  MEDEVA PLC

                            DATED NOVEMBER 23, 1998



================================================================================
"[*]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                               TABLE OF CONTENTS
                               -----------------
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                                                                            PAGE
                                                                            ----
ARTICLE 1 DEFINITIONS.....................................................    3

     1.1   Incorporation by Reference.....................................    3

ARTICLE 2 GRANT OF RIGHTS.................................................    3

     2.1   Grant of License to Medeva.....................................    3
     2.2   Covenant To Take No Action.....................................    4
     2.3   Sublicenses....................................................    4
     2.4   Improvements and Other Development Activities..................    5
     2.5   Covenants......................................................    6
     2.6   No Other Rights................................................    7

ARTICLE 3 PRODUCT DEVELOPMENT.............................................    7

     3.1   Steering Committee.............................................    7
     3.2   Responsibilities of the Parties................................    9
     3.3   Development R&D Funding........................................   11
     3.4   Other Costs and Expenses.......................................   13
     3.5   Reports; Inspection............................................   15
     3.6   Conduct of Development Work; Subcontracting....................   15
     3.7   Approval Applications and Regulatory Approvals.................   16

ARTICLE 4 MARKETING AND COMMERCIALIZATION.................................   18

     4.1   Diligence......................................................   18
     4.2   Termination of Exclusivity.....................................   18
     4.3   Status Reports.................................................   21
     4.4   Trademarks.....................................................   21

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

ARTICLE 5 CONSIDERATION...................................................   22

     5.1   Equity Purchase................................................   22
     5.2   License and Technology Access Fee..............................   22
     5.3   Other Payments.................................................   22
     5.4   Form of Payment; Late Payments.................................   23

ARTICLE 6 INTELLECTUAL PROPERTY MATTERS...................................   24

     6.1   Ownership of Intellectual Property.............................   24
     6.2   Ownership of Approval Applications and Regulatory Approvals....   24
     6.3   Prosecution and Maintenance of Patent Rights; Abandonment......   25
     6.4   Prosecution and Maintenance of Joint Patents; Abandonment......   27
     6.5   Enforcement of Patent Rights...................................   28
     6.6   Enforcement of Joint Patent Rights.............................   30
     6.7   Settlement with a Third Party..................................   32
     6.8   Infringement of Third Party Rights.............................   32
     6.9   Infringement of Medeva Trademarks..............................   33
     6.10  Offset for Infringement........................................   33

ARTICLE 7 MASTER AGREEMENT................................................   35

     7.1   Incorporation by Reference.....................................   35

List of Schedules and Exhibits

     Schedule 3.3.2   Budgeted Development R&D Funding for First Project Year

     Exhibit A        Development Plan

     Exhibit B        Outside Contractor Letter

                      LICENSE AND COLLABORATION AGREEMENT

     THIS LICENSE AND COLLABORATION AGREEMENT (the "Agreement") is made effective as of the 23rd day of November 1998 (the "Effective Date") by and between TARGETED GENETICS CORPORATION, a corporation organized under the laws of the State of Washington, United States of America, having offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101, United States of America, ("TGC") and MEDEVA PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, United States of America, having offices at 755 Jefferson Road, Rochester, New York 14623, United States of America, ("Medeva") an Affiliate of MEDEVA PLC, a public limited liability company organized under the laws of England, having offices at 10 St. James's Street, London, SW1A 1EF, England ("Medeva PLC"). TGC and Medeva are sometimes referred to herein individually as a "Party" and collectively as the "Parties."


                                   RECITALS

     1. TGC has entered into the following four license agreements (collectively, the "Third Party Agreements") under which it acquired certain rights relating to cystic fibrosis gene therapy, including (a) a non-exclusive license agreement, dated March 28, 1994, with the Regents of the University of Michigan and HSC Research and Development Limited Partnership (the "U. Michigan/HSC Agreement"), (b) a non-exclusive license agreement, dated June 23, 1993, with certain agencies of the United States Public Health Service within the Department of Health and Human Services (the "NIH/CDC L-232-92 Agreement"),
(c) an exclusive license agreement, dated March 8, 1994, with certain agencies of the United States Public Health Service within the Department of Health and Human Services (the "NIH/CDC L-059-93 Agreement"), and (d) an exclusive sub-license agreement, dated July 23, 1996, with Alkermes, Inc., an exclusive licensee of the Children's Hospital Research Foundation/Children's Hospital, Inc. (the "Alkermes Agreement").

     2. TGC owns or, pursuant to the Third Party Agreements, is a licensee of certain patents, patent applications and valuable technology and know-how relating inter alia to cystic fibrosis gene therapy and the treatment of cystic
         ----- ----
fibrosis using an adeno-associated viral ("AAV") vector to deliver a gene encoding a cystic fibrosis transmembrane regulator ("CFTR") protein.

     3. Medeva has valuable intellectual property and technology relating to delivery of pharmaceutical products by inhalation and other means and has experience with the clinical development and marketing of such products.

     4. The Parties wish to collaborate in the further development and commercialization of a CFTR gene therapy product for the treatment of cystic fibrosis on the terms and conditions hereinafter set forth.

     5. Concurrently herewith, the Parties are entering into a certain Supply Agreement (the "Supply Agreement"), pursuant to which TGC will supply to Medeva, and Medeva will purchase from TGC, TGC's CFTR gene therapy product for use in the treatment of cystic fibrosis, as more fully set forth therein, a certain Common Stock Purchase Agreement, pursuant to which Medeva will purchase from TGC shares of common stock of TGC, as set forth more fully therein, a Credit Agreement, pursuant to which Medeva will extend TGC credit for the purpose of constructing a manufacturing facility, as set forth more fully therein, and a certain Master Agreement (the "Master Agreement"), pursuant to which the Parties' intent is set forth to organize a new corporate structure and to provide contractual arrangements to protect the interests of each of the Parties and, in addition, which contains provisions which are intended by the Parties to be common to, and to apply to and govern the Parties under, this Agreement and the Supply Agreement and, in certain limited respects, the Common Stock Purchase Agreement and the Credit Agreement, as set forth more fully therein,.

     In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties agree as set out below.


                                   ARTICLE 1

                                  DEFINITIONS

1.1 INCORPORATION BY REFERENCE. Article 1 (Definitions) of the Master Agreement is hereby incorporated by reference. All capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 1 of the Master Agreement.

                                   ARTICLE 2

                                GRANT OF RIGHTS

2.1 GRANT OF LICENSE TO MEDEVA. Subject to the terms and conditions of this Agreement, including without limitation payment of the license fee set forth in
Section 5.2, TGC hereby grants Medeva, for the sole purpose of enabling Medeva to exercise Medeva's rights and to perform Medeva's obligations under this Agreement, a worldwide, exclusive license under the Licensed Patent Rights and the Licensed Know-How to use Bulk Licensed Product to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import Licensed Products for use in the Field. It is understood and agreed that, upon expiration of this Agreement in accordance with the terms of Section 5.1 of the Master Agreement, Medeva shall have a paid-up, irrevocable, worldwide, nonexclusive right and license under the Licensed Know-How existing as of the date of such expiration to make, have made, use and sell Licensed Products for use in the Field.

2.2 COVENANT TO TAKE NO ACTION. Subject to the terms and conditions of this Agreement, Medeva hereby agrees that, if any intellectual property rights Controlled by Medeva shall be required by TGC or Affiliates of TGC or Sublicensees of TGC to enable TGC or Affiliates of TGC or Sublicensees of TGC to develop and manufacture Bulk Licensed Product for sale to Medeva in accordance with the terms of this Agreement, Medeva will take no action of any nature whatsoever during the term of this Agreement under such intellectual property which would interfere with such activities.

2.3 SUBLICENSES. Medeva shall have the right to grant sublicenses under the license set forth in Section 2.1 and to employ Contract Manufacturers and Outside Contractors in connection with the performance of its obligations hereunder, provided that the execution of a sublicense or a subcontract shall not in any way diminish, reduce or eliminate any of Medeva's obligations under this Agreement, and Medeva shall remain primarily liable for such obligations. The right of Medeva to grant sublicenses pursuant to this Section 2.3 is subject to the following conditions:

        (a) At least thirty (30) days prior to the anticipated date of execution and delivery of each proposed sublicense by Medeva and the proposed Sublicensee of Medeva, Medeva shall forward to TGC all material terms of the proposed sublicense agreement which relate directly to Medeva's obligations under this Agreement and to the Licensed Products;

        (b) Each sublicense and proposed Sublicensee of Medeva as so disclosed to TGC in (a) above shall be subject to approval in advance in writing by TGC, which approval shall not be unreasonably withheld or delayed;

        (c) Each Sublicensee of Medeva shall be expressly prohibited from further sublicensing; and

        (d) Each sublicense shall contain terms with the same effect as Article 3 of the Master Agreement and, where relevant, Sections 2.5, 4.3 and 6.1 of this Agreement, Sections 6.3 and 7.1 of the Supply Agreement, and Sections 7.1 and
8.4 of the Master Agreement, and TGC shall be expressly acknowledged as a third party beneficiary thereof, and Medeva shall be responsible for the performance by its Sublicensee of the relevant terms of such sublicense and shall take all measures reasonably requested by TGC to enforce such terms against such Sublicensee.

2.4  IMPROVEMENTS AND OTHER DEVELOPMENT ACTIVITIES.

     2.4.1 To the extent that it has the right to do so, each Party shall promptly disclose to the Steering Committee and the other Party all Improvements and New Products with utility in the Field which such Party conceives of, makes, acquires, discovers or invents during the term of this Agreement (collectively, "Product Information"). TGC represents and warrants that TGC has the right to disclose to Medeva all Product Information which exists as of the Effective Date, and that TGC shall use Reasonable Commercial Efforts during the term of this Agreement not to enter into any agreement which would restrict TGC's right to make the disclosures contemplated under this Section 2.4.1.

     2.4.2 Within thirty (30) days of receipt of any Product Information, the Steering Committee shall determine whether to recommend that an Improvement be adopted or that a New Product be developed. If the Steering Committee determines that an Improvement should be adopted or that a New Product should be developed, the Steering Committee shall recommend whether such adoption or development should occur in lieu of or in addition to the then-current activities with respect to existing Licensed Product(s).

     2.4.3 If the Steering Committee recommends adoption of an Improvement or development of a New Product, and if Medeva and TGC agree upon such adoption or development and the anticipated cost thereof, the Steering Committee may request that either TGC or Medeva undertake, and such Party shall undertake, development activities leading to adoption of such Improvement or development of such New Product. Such development work shall be (i) conducted pursuant to a development plan established by the Steering Committee, (ii) supported by appropriate research funding, including without limitation, but only in the case of a New Product, other payments similar to those set forth in Section 5.3, and (iii) performed in accordance with parameters for adoption of such Improvement or development of such New Product consistent with parameters set forth herein for development of Licensed Products.

2.5 COVENANTS. Each Party covenants and agrees that, during the term of this Agreement, it shall not, nor shall it enter into or permit or cause its Affiliates, Sublicensees, Contract Manufacturers and Outside Contractors to enter into any agreement or arrangement to, manufacture, develop, use, offer for sale, lease, market, sell, import, commercialize or otherwise exploit, either directly or indirectly, [ * ], including without limitation any Licensed Product or New Product, except in accordance with the terms and conditions of the collaboration provided for in this Agreement (collectively, "Outside Development and Commercialization Work"). Without limiting the foregoing, except for sublicenses and subcontracts entered into under terms and conditions consistent with the terms and conditions of this Agreement, neither Party will grant any Third Party any right under the Patent Rights or the Licensed Know-How which would permit such Third Party to engage in or otherwise exploit Outside Development and Commercialization Work in the Field. If a Party breaches the foregoing covenants, then without


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/*/ Confidential Treatment Requested.

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limiting any other remedies available to the other Party, the breaching Party shall, at its sole expense, contribute the Outside Development and Commercialization Work to the other Party for use under the terms of this Agreement and secure for the other Party the exclusive right to use and exploit the Outside Development and Commercialization Work in connection with the development, sale and exploitation of Licensed Products and New Products in the Field.

2.6 NO OTHER RIGHTS. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patents, patent applications, know-how or other intellectual property rights of either Party other than as expressly set forth in this Article 2. Each Party hereby expressly reserves all rights not specifically granted to the other Party hereunder.

                                   ARTICLE 3

                              PRODUCT DEVELOPMENT

3.1 STEERING COMMITTEE. In accordance with the terms and conditions set forth below, the commercial development of Licensed Products in the Field ("Development Work") will be conducted by or on behalf of the Parties pursuant to the mutually agreed development plan to be attached hereto as Exhibit A (the
                                                                 ---------
"Development Plan"). Within ten (10) days after the Effective Date, each of the Parties shall appoint three (3) persons to serve as its representatives on a joint steering committee (the "Steering Committee"). Each Party shall have the right to change any or all of its representatives on the Steering Committee upon written notice to the other Party. The Steering Committee shall:

        (a) Establish the Development Plan, including without limitation milestones, go/no-go criteria, timelines and responsibilities, and ensure that each Party completes its respective work in compliance with the Development Plan;

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

        (b) Monitor and make recommendations regarding the performance of the Development Plan and the conduct of the Development Work;

        (c)  Propose modifications to the Development Plan;

        (d)  Establish regulatory strategies;

        (e) Determine how Improvements should be incorporated into the Development Plan;

        (f) Determine whether to recommend that an Improvement be incorporated or that a New Product be developed, and if so whether such incorporation or development should occur in lieu of or in addition to the then-current activities with respect to existing Licensed Product(s); and

        (g) Review any and all proposed publications or communications relating to the Development Plan, and activities relating to an Improvement or a New Product, if applicable, and the results therefrom and any and all proposed filings of patent applications in connection therewith.

The Steering Committee shall meet not less frequently than once per calendar quarter during the Development Period, on such dates and at such times as agreed to by the Parties. All decisions made or actions taken by the Steering Committee shall be made unanimously, with each Party entitled to one (1) vote. A quorum of the Steering Committee shall consist of two members, provided that at least one member appointed by each Party is present. Members of the Steering Committee may attend a meeting of the Steering Committee either in person or by telephone conference call, but not by proxy. In the event of a deadlock vote regarding a matter before the

Steering Committee, the Responsible Executives of the Parties shall meet to resolve the matter. If resolution of the matter is not achieved by the Responsible Executives of the Parties within thirty (30) days of the deadlock vote, TGC shall have the right to resolve such deadlock until the start of the first Phase II Clinical Trial; provided, however, that Medeva shall have the right to resolve any deadlock with respect to the design and location of Phase II Clinical Trials and the determination of which Party shall be responsible to conduct such trials. Thereafter, Medeva shall have the right to resolve any deadlock.

3.2  RESPONSIBILITIES OF THE PARTIES.

     3.2.1 In accordance with the Development Plan, as modified from time to time, TGC shall use Reasonable Commercial Efforts to:

            (a) Conduct preclinical Development Work, including without limitation pre-clinical research, process development and other relevant research and development activities, required to support clinical testing, Regulatory Approvals and commercialization of the Licensed Products in the Field ("Development R&D");

            (b) Conduct clinical research with Licensed Products in the Field in the U.S. through completion of Phase I Clinical Trials;

            (c) Conduct clinical research with Licensed Products in the Field in the U.S. through completion of Phase II Clinical Trials, to the extent the Steering Committee, in its sole discretion, determines that it is appropriate for TGC to conduct such Phase II Clinical Trials in the U.S. pursuant to Section
3.1 hereinabove;

            (d) Pursuant to the terms of the Supply Agreement, produce all AAV-CFTR raw material and manufacture therefrom sufficient Bulk Licensed Product for the manufacture of

Licensed Products for use in all clinical trials to be conducted by TGC and Medeva in the Field; and

            (e) Pursuant to the terms of the Supply Agreement, manufacture or have manufactured Licensed Products for use in clinical trials to be conducted by TGC in the Field.

     3.2.2 In accordance with the Development Plan, as modified from time to time, Medeva shall use Reasonable Commercial Efforts to:

            (a) Conduct Development R&D and other Development Work to support commercialization of the Licensed Products in the Field, except to the extent that TGC is responsible therefor as set forth in Section 3.2.1;

            (b) Conduct all clinical trials (except Phase I Clinical Trials to be conducted by TGC pursuant to Section 3.2.1(b) and Phase II Clinical Trials to be conducted by TGC pursuant to Section 3.2.1(c)) necessary to obtain Regulatory Approvals required for commercialization of Licensed Products in the Field in each of the Countries;

            (c) Use Bulk Licensed Product supplied to Medeva pursuant to the Supply Agreement, to manufacture or have manufactured Licensed Products in appropriate dosage and appropriate delivery form for clinical trials of such Licensed Products to be conducted by Medeva;

            (d) Obtain and maintain Regulatory Approvals for Licensed Products in the Field in Regions 1 and 3 by any appropriate means;

            (e)  Launch Licensed Products in the Field in Regions 1 and 3; and

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            (f)  Promote and sell Licensed Products in the Field in Regions 1 and 3.

3.3  DEVELOPMENT R&D FUNDING.

     3.3.1 Medeva will provide funding to TGC during the first three (3) Project Years of the Development Period to enable TGC to fulfill its responsibilities to conduct Development R&D and any non-aerosol Phase I Clinical Trials to the extent approved by Medeva. The Steering Committee will agree upon the activities to be conducted under the Development Plan (as provided in Section 3.1 above) and upon a budget for funding to cover expenses of such activities to be conducted during each such Project Year, such budget to include a five percent (5%) contingency to cover unforeseen cost overruns or unexpected cost items. Except as provided in the following sentence, TGC will be responsible for expenses incurred in a Project Year by TGC in respect of activities that were not approved by the Steering Committee or in respect of activities approved by the Steering Committee to the extent that such expenses exceed the budgeted amounts therefor, including the five percent (5%) contingency. If, during any Project Year, the Steering Committee agrees to modify or otherwise change the activities to be conducted by TGC or to increase the amount budgeted for activities previously approved, the budget for funding to TGC for that Project Year will be revised to reflect any adjustment in the estimated expenses for such Project Year as a result of the modified or otherwise changed activities or budget. The total funding to TGC from Medeva for Development R&D shall be an amount equal to the lesser of either (i) Five Million U.S. Dollars ($US5,000,000) per Project Year, or (ii) notwithstanding the budget, the expenses actually incurred by TGC in a Project Year with respect to Development R&D, subject to approval by the Steering Committee of the activities to be conducted by TGC and the expenses associated with such activities. During the third Project Year, the Parties will decide Development R&D funding requirements, if any, for a fourth Project Year. Notwithstanding anything to the contrary, if Medeva decides in its sole discretion to provide Development R&D funding for any Project Year after the third Project Year, the Parties, during such Project Year, will decide the funding requirements, if any, for the next Project Year. Medeva has no obligation to provide any Development R&D funding after the third Project Year of the Development Period, unless the Steering Committee recommends that TGC continue its Development Work and, accordingly, that Development R&D funding should be provided.

     3.3.2 Budgeted Development R&D funding for the first Project Year is set forth in Schedule 3.3.2. The Development R&D funding payment for the first
         --------------
quarter of the first Project Year shall be [ * ], representing one-fourth of the budgeted research funding set forth in Schedule 3.3.2, and shall be paid upon
                                       --------------
execution of this Agreement. Thereafter and for each Project Year after the First Project Year, research funding payments shall be paid quarterly in advance in equal quarterly installments based upon budgeted Development R&D funding for such Project Year as approved by the Steering Committee. Notwithstanding the previous sentence, after the end of each quarter, the Parties will review the amount of actual expenses incurred by TGC in the just-ended quarter and, in the event that the amount actually spent was less than the Development R&D funding payment advanced by Medeva to TGC for such quarter, the amount not expended shall be applied as a credit toward the next research funding payment to be made by Medeva. In the event that the amount of actual expenses incurred by TGC in the just-ended quarter was more than the research funding payment for such quarter, such excess will be paid by Medeva together with the next scheduled research funding payment. All funding payments to TGC hereunder shall be made in U.S. Dollars by wire transfer of immediately


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/*/ Confidential Treatment Requested.

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available funds to such account notified by TGC from time to time to Medeva in writing in accordance with Section 5.4 so long as the total funding payments for a Project Year do not exceed the maximum amount thereof provided in Section 3.3.1.

     3.3.3 As per Section 3.3.1 above, the Development R&D activities for which Medeva will provide research funding and the budgeted funding for such activities for each Project Year after the first Project Year shall be recommended by the Steering Committee and agreed upon by Medeva and TGC in advance of the start of each such Project Year. In the event that the budgeted funding for any Project Year has not been agreed upon in advance of the start of such Project Year, the Responsible Executives of the Parties shall meet to resolve the matter. In the interim before resolution of the matter, Medeva will provide funding payments in amounts sufficient to fund the costs and expenses of Development R&D activities previously approved by the Steering Committee under the Development Plan and still ongoing from the previous Project Year.

3.4  OTHER COSTS AND EXPENSES.

     3.4.1 Medeva will bear all costs and expenses incurred by Medeva in performance of Medeva's responsibilities under the Development Plan.

     3.4.2 Medeva will reimburse TGC for the costs and reasonable expenses of conducting a Phase I Clinical Trial in the Field in the U.S. with an aerosol form of a Licensed Product, but only to the extent that such costs and expenses during the Project Year in which such clinical trial is underway, together with the Development R&D funding provided by Medeva to TGC pursuant to Section 3.3 in such Project Year do not exceed Five Million U.S. Dollars ($US5,000,000).

     3.4.3 In the event that the Steering Committee decides to have TGC conduct Phase II Clinical Trials in the U.S. as contemplated under Section 3.2.1(c) above, Medeva shall reimburse TGC for all expenses incurred by TGC to conduct such Phase II Clinical Trials in accordance with a budget for such trials prepared by TGC and approved by Medeva prior to initiation of such trials (the "Phase II Expenses").

     3.4.4 Subject to the limitations set forth in this Section 3.4, TGC shall invoice Medeva yearly in arrears for the costs of conducting the Phase I Trials contemplated under Section 3.4.2 above and, if applicable, quarterly in arrears for the Phase II Expenses. Medeva shall pay such invoices within thirty (30) days after receipt thereof in the manner provided in Section 5.4.

     3.4.5 Except as provided in Section 3.3 and Sections 3.4.2-3.4.4 above, TGC will bear all of its costs and expenses incurred in performing TGC's responsibilities under the Development Plan as provided in Section 3.2.1. To the extent that Medeva assigns responsibilities to TGC under the Development Plan in addition to those contained in Section 3.2.1 above, Medeva shall reimburse TGC for all expenses incurred by TGC relating to such additional responsibilities pursuant to the budget provided in Section 3.3.1 or in accordance with an additional budget prepared by TGC and approved by Medeva in advance of any required work.

3.5 REPORTS; INSPECTION. Each Party shall maintain, and shall cause its Contract Manufacturers and Outside Contractors to maintain, accurate and complete records of all Development Work and all results of any trials, studies and other investigations conducted under this Agreement by or on behalf of such Party, its Affiliates or Sublicensees, as applicable. For so long as a Party is conducting Development Work hereunder, such Party will prepare and submit to the Steering Committee, on a semi-annual basis, written progress reports summarizing the current status and progress of Development Work. A Party, or such Party's authorized representatives (including members of Steering Committee selected by such Party), may visit the facilities of the other Party where Development Work is being performed during normal business hours upon reasonable notice without undue interruption to normal business operations.

3.6 CONDUCT OF DEVELOPMENT WORK; SUBCONTRACTING. Each Party may contract with one or more Outside Contractors to perform any or all of its non-manufacturing obligations under the Development Plan, provided that (i) the contracting Party permits the other Party to review and comment on, and incorporates the reasonable comments of such other Party in, the drafts of the respective agreements (each an "Outside Contractor Agreement"), (ii) the contracting Party provides the other Party with a true and accurate copy of each such Outside Contractor Agreement, and (iii) the contracting Party uses Reasonable Commercial Efforts to cause each Outside Contractor to agree to execute and deliver to the other Party a letter in the form of Exhibit B hereto, and to include the
                                    ---------
provisions set forth therein in the relevant Outside Contractor Agreement. As to each Outside Contractor that executes and delivers such a letter to Medeva, TGC agrees that Medeva may seek to enforce TGC's remedies under such Outside Contractor Agreement directly against such Outside Contractor without first exhausting its remedies against TGC if the Outside Contractor breaches such Outside Contractor Agreement so as to cause TGC to become liable to Medeva for damages due to TGC's inability to complete its responsibilities under Section
3.2.1 hereof; provided, however, that if Medeva shall seek to exercise such
              --------  -------
remedies, TGC shall remain primarily liable and obligated to Medeva under all provisions of this Agreement. Further, TGC agrees to use its Reasonable Commercial Efforts to include in each Outside Contractor Agreement the following provisions: (a) a prohibition against sublicensing by such Outside Contractor of any Patent Rights or Licensed Know-How licensed to such Outside Contractor by TGC; (b) if TGC provides such Outside Contractor any Bulk Licensed Product, a prohibition against the sale by such Outside Contractor of such Bulk Licensed Product to any Third Party; (c) a prohibition, approved by Medeva, against manufacturing, having manufactured, supplying, using or selling any product which generates functional CFTR protein and which is derived from or embodies, in whole or in part, any intellectual property either Controlled by TGC or licensed to TGC pursuant to the Third Party Agreements; and (d) a right for TGC to terminate such Outside Contractor Agreement in the event of a breach of the terms set forth in either of (a), (b) or (c) above.

3.7  APPROVAL APPLICATIONS AND REGULATORY APPROVALS.

     3.7.1 TGC, (at Medeva's expense subject to the limitations set forth in Section 3.4.2 and, if applicable, Section 3.4.3) with appropriate assistance from Medeva, will be responsible for assembling all Approval Applications needed to conduct clinical trials with Licensed Products in the Field in the U.S. in accordance with TGC's obligations under Section 3.2.1. Medeva with appropriate assistance from TGC, at Medeva's expense, will be responsible for assembling all Approval Applications needed to conduct clinical trials with Licensed Products in the Field in accordance with Medeva's obligations under Section 3.2.2. The expenses incurred by a Party after the Effective Date in assembling such Approval Applications shall be paid or reimbursed in accordance with Section
3.4.4 above.

     3.7.2 Medeva will be responsible for obtaining and thereafter, subject to Reasonable Commercial Efforts and Medeva's obligations with respect to Minimum Performance Levels set forth in Section 4.2, maintaining Regulatory Approval for Licensed Products in the Field in each Country in Region 1 and in Region 3. Medeva shall consult in good faith with TGC with respect to Approval Applications necessary to obtain Regulatory Approval for Licensed Products in the Field in such Countries; and TGC will cooperate with Medeva, at Medeva's expense, in such manner as Medeva may reasonably request in obtaining such Regulatory Approvals. Each Party will promptly send to the other copies of all Regulatory Approvals (including English translations thereof, if applicable) and of any other correspondence with any Government Authority regarding use of Licensed Products in the Field.

     3.7.3 In the event that TGC converts the exclusive license granted to Medeva to a non-exclusive license in any Region pursuant to Section 4.2 of this Agreement, Medeva, at Medeva's expense, for a period of six (6) months after the effective date of such conversion, shall cooperate reasonably with TGC and TGC's designee, if applicable, in the issuance (or reissuance, if appropriate) in the name of TGC or TGC's designee of all Regulatory Approvals necessary to market Licensed Product(s) in the Region (or Regions) in which Medeva has lost exclusivity.

     3.7.4  In the event that TGC terminates this Agreement pursuant to Section
5.3 of the Master Agreement, or in the event that Medeva terminates this Agreement pursuant to Section 5.2 of the Master Agreement, Medeva, at Medeva's expense, for a period of six (6) months after the effective date of such termination, shall cooperate reasonably with TGC and TGC's designee, if applicable, in the issuance (or reissuance, if appropriate) in the name of TGC or TGC's designee of all Regulatory Approvals theretofore obtained by Medeva.

                                   ARTICLE 4

                        MARKETING AND COMMERCIALIZATION

4.1 DILIGENCE. The Parties acknowledge that Medeva is one of the first companies in the world seeking to obtain Regulatory Approval of a gene therapy product. As such, Medeva may not anticipate all tests or studies which a Government Authority (e.g., FDA) may require during the regulatory approval
                      ----
process of the Licensed Products.

4.2  TERMINATION OF EXCLUSIVITY.

     4.2.1 Upon thirty (30) days prior written notice, TGC may convert the exclusive license granted to Medeva hereunder with respect to a Region to a non-exclusive license for such Region if Medeva (i) fails to submit an Approval Application in each Country in such Region [ * ] with Licensed Products in the Field (subject to certain adjustments set forth below), or (ii) fails to launch a Licensed Product in the Field in each Country in a Region [ * ] after Regulatory Approval is obtained in such Country, subject to reasonable delay to take advantage of suitable launch timings (e.g., professional sales meetings and/or congresses), as determined by the Parties; provided, however, that the
                                                  --------  -------
right of TGC to terminate Medeva's exclusivity pursuant to this Section 4.2 may not be exercised by TGC if Medeva's failure to submit an application for Regulatory Approval or to commence a Licensed Product launch in a Country is due to (a) a request by a Government Authority in or governing such Country to conduct tests or studies not provided for, or other than as provided for, in the Development Plan, or (b) a court order, judgment, ruling, or other similar demand or requirement imposed upon Medeva arising out and as the result of a Third Party Infringement (as defined in Section 6.8.1 below), or (c)TGC's breach of the Supply Agreement. In connection with (i) above, the [ * ] period shall be


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                                       18
extended if, and only if, (1) the treatment protocol for patients enrolled in such Phase III Clinical Trials covers a period of more than [ * ], in which case such [ * ] period shall be extended by the number of months by which the length of such treatment protocol exceeds [ * ]; or (2) the conduct of such Phase III Clinical Trial is delayed due to TGC's failure to perform its obligations hereunder, or under the Supply Agreement, in a timely manner, in which case such [ * ] period shall be extended by a reasonable amount of time to compensate for the delay caused by such TGC failure. In the event that Medeva's failure under this Section 4.2.1 is due to TGC's breach of this Agreement or the Supply Agreement, TGC shall have no right to convert the exclusive license granted to Medeva hereunder with respect to a Region to a non-exclusive license for such Region unless and until TGC has cured such breach and, in such case, the relevant time periods referred to in this Section 4.2.1 above shall be extended by a reasonable amount of time to compensate for the delay caused by TGC.

     4.2.2 Upon thirty (30) days prior written notice, TGC may convert the exclusive license granted to Medeva hereunder with respect to a Region to a non-exclusive license for such Region if Medeva fails to achieve the applicable Minimum Performance Level in each Country in such Region within [ * ] after Regulatory Approval is obtained for such Country, unless such failure is due to either (i) a court order, judgment, ruling, or other similar demand or requirement imposed upon Medeva arising out and as the result of a Third Party Infringement, or (ii) TGC's breach of this Agreement or the Supply Agreement. In the event that Medeva's failure is due to TGC's breach of this Agreement or the Supply Agreement, TGC shall have no right to convert the exclusive license granted to Medeva hereunder with respect to a Region to a non-exclusive


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                                       19
license for such Region unless and until TGC has cured such breach and, in such case, the [ * ] period referred to above shall be extended by a reasonable amount of time to compensate for the delay caused by TGC.

     4.2.3 In the event that the exclusive license granted to Medeva with respect to a Region is converted to a non-exclusive license for such Region pursuant to this Section 4.2, Medeva will be entitled to reimbursement of a portion of its total development costs (including without limitation Development R & D funding, and the payments under Sections 5.2 and 5.3 of this Agreement) in obtaining all Regulatory Approvals. The amount of reimbursement shall equal the total of such development costs divided by a number corresponding to the specific Region in which the exclusive license was converted to a non-exclusive license. For Region 1, such number shall be "2;" for Region 2, such number shall
             --------                        -       --------
be "5;" for Region 3, such number shall be "2;" for Region 4, such number shall
    -       --------                        -       --------
be "6;" and for Region 5, such number shall be "7." Notwithstanding the above,
    -           --------                        -
the total amount of reimbursement to Medeva under this Section 4.2.3 shall not exceed [ * ] of Medeva's total development costs in obtaining Regulatory Approvals. Such reimbursement shall be paid by TGC to Medeva in the form of a royalty equal to [ * ] of TGC's Net Sales. TGC's Net Sales shall include sales of Bulk Licensed Products not subsequently manufactured into Licensed Products and, in addition, sales of Licensed Products.

     4.2.4 The Parties agree that Medeva cannot be found in breach of Sections 3.2.2(d)-(f) if Medeva has not lost exclusivity pursuant to Sections 4.2.1 and
4.2.2. Further, a loss of exclusivity pursuant to Sections 4.2.1 or 4.2.2 only, without additional facts or information, shall


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                                       20
not constitute ipso facto a material breach of this Agreement entitling TGC to
               ---- -----
terminate this Agreement.

4.3 STATUS REPORTS. In addition to Medeva's obligation to prepare and submit to the Steering Committee the reports required under Section 3.5 but only to the extent not otherwise covered thereby, Medeva shall prepare and submit to TGC on a semi-annual basis written status reports of Medeva's commercialization programs for Licensed Products in the Field, including without limitation the status of Regulatory Approvals. In addition to the foregoing, at TGC's request from time to time, not to exceed once per quarter, Medeva agrees to provide verbal updates on the status of Medeva's marketing of Licensed Products in the Field.

4.4 TRADEMARKS. Medeva shall at its own expense select, register and maintain the trademark(s) used by Medeva, its Affiliates and Sublicensees (the "Medeva Trademarks") in connection with Licensed Products in the Field. All trademarks used by TGC, its Affiliates or Sublicensees, including without limitation trademarks used by TGC, its Affiliates or Sublicensees after conversion by TGC of the exclusive license granted to Medeva hereunder with respect to a Region to a non-exclusive license for such Region pursuant to Section 4.2, shall not be confusingly similar to the Medeva Trademarks. TGC shall have no rights in respect of Medeva Trademarks, including in the event of a termination of exclusivity under Section 4.2.

                                   ARTICLE 5

                                 CONSIDERATION

5.1 EQUITY PURCHASE. In consideration of the grant by TGC of the rights and licenses set forth in Article 2, Medeva or an Affiliate of Medeva, in accordance with terms and conditions set forth in a certain Common Stock Purchase Agreement of even date herewith, shall purchase shares of common stock of TGC corresponding to a total purchase price equal to Three Million U.S. Dollars ($US3,000,000).

5.2 LICENSE AND TECHNOLOGY ACCESS FEE. In addition to the foregoing, and in further consideration of the grant by TGC of the rights and licenses set forth in Article 2, upon the execution of this Agreement by each of the Parties, Medeva will pay to TGC Five Million U.S. Dollars ($US5,000,000). Except as provided in Section 6.10.2, such payment may not be applied to or otherwise credited against any other payments which may be due to TGC under this Agreement.

5.3 OTHER PAYMENTS. In addition to the foregoing, and in further consideration of the grant by TGC of the rights and licenses set forth in Article 2, Medeva shall pay to TGC the amounts specified below upon the occurrence of the events specified below:

     5.3.1 [ * ] either (i) within thirty (30) days after the date of written notice by TGC to Medeva that TGC is authorized or otherwise permitted by FDA to commence Phase I Clinical Trials of the first aerosol Licensed Product in the Field, or (ii) upon the execution date of this Agreement if such authorization or permission is obtained prior to such date.

     5.3.2 [ * ] within thirty (30) days after the date of the enrollment of the first patient in Phase II Clinical Trials for the first Licensed Product in the Field.

     5.3.3 [ * ] within thirty (30) days after the date of the enrollment of the first patient in Phase III Clinical Trials for the first Licensed Product in the Field.


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                                       22

     5.3.4 [ * ] within thirty (30) days after the date of the filing of a Product License Application with FDA (or the equivalent thereof) for approval of the first Licensed Product in the Field.

     5.3.5 [ * ] within thirty (30) days after the date of Regulatory Approval for sale of the first Licensed Product in the Field.

Except as provided in Section 6.10.2, none of the payments specified in this
Section 5.3 may be applied to or otherwise credited against any other payments which may be due to TGC under this Agreement.

5.4 FORM OF PAYMENT; LATE PAYMENTS. Each Party shall make all payments due the other Party under this Agreement in U.S. Dollars by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the other Party in writing. If any sum payable to TGC under this Agreement shall not have been paid on or before the applicable due date, simple interest shall accrue on the unpaid amount at the rate of twelve percent (12%) per annum or, if less, the maximum rate permitted under applicable law from the payment due date until the actual date of payment without prejudice to any other claim or remedy; provided, however, that no interest shall accrue on any portion
                 --------
of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is resolved against Medeva, the date of resolution shall be deemed the date that payment to TGC is due.


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                                       23

                                   ARTICLE 6

                         INTELLECTUAL PROPERTY MATTERS

6.1  OWNERSHIP OF INTELLECTUAL PROPERTY.

     6.1.1  As between the Parties, subject only to the licenses set forth in
Article 2, TGC shall retain all right, title and interest in and to (i) the Patent Rights and the Licensed Know-How, and (ii) all inventions and developments made solely by employees, agents or contractors of TGC in the course of performance of Development Work pursuant to the Development Plan, and all patents and patent applications claiming such inventions or developments.

     6.1.2  As between the Parties, subject only to the covenant set forth in
Section 2.2, Medeva shall own all Improvements made by Medeva and all inventions and developments made solely by employees, agents or contractors of Medeva in the course of performance of Development Work pursuant to the Development Plan, and all patents and patent applications claiming such inventions or developments.

     6.1.3 The Parties shall jointly own any Joint Inventions and all Joint Patents.

     6.1.4 Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under U.S. patent law.

6.2  OWNERSHIP OF APPROVAL APPLICATIONS AND REGULATORY APPROVALS.

     6.2.1 Subject to the rights granted to or owned by Medeva hereunder, TGC shall own all rights, title and interest in all Approval Applications filed in the U.S. for the conduct of Phase I Clinical Trials in the U.S. and Phase II Clinical Trials, to the extent such Phase II Clinical Trials are conducted in the U.S. Such Approval Applications shall be filed in TGC's name and owned by TGC. Notwithstanding anything to the contrary, including without limitation
Section 6.2.2 below, TGC shall own any establishment license application, and any establishment license which may issue therefrom, necessary for TGC to manufacture Bulk Licensed Product; provided that such a license is applicable to the activities contemplated under this Agreement and the Supply Agreement, and is required under Applicable Laws.

     6.2.2 Subject to the rights granted to or owned by TGC hereunder, Medeva shall own all right, title and interest in all Approval Applications for the conduct of all Phase II Clinical Trials (except clinical trials to be conducted by TGC) and Phase III Clinical Trials necessary to obtain Regulatory Approvals required for commercialization of Licensed Products in the Field, together with any Regulatory Approval obtained in connection therewith. Such Approval Applications, together with any Regulatory Approvals obtained in connection therewith, shall be filed in Medeva's name and owned by Medeva.

     6.2.3 Each Party shall retain ownership and control of any of its Confidential Information included in any Approval Application. Notwithstanding the previous sentence, each Party agrees that it shall not withhold from the other Party any Confidential Information necessary for the filing, maintenance, modification or protection of an Approval Application by such other Party.

6.3  PROSECUTION AND MAINTENANCE OF PATENT RIGHTS; ABANDONMENT.

     6.3.1 TGC, or TGC's designee, shall have the responsibility to file, prosecute and maintain the Patent Rights (except as otherwise provided under the Third Party Agreements) and shall bear all Patent Costs associated therewith. TGC shall provide Medeva with an opportunity to review and comment on the nature and text of new or pending applications for Patent Rights (except as otherwise provided under the Third Party Agreements) worldwide. TGC shall consider in good faith any comments from Medeva regarding steps that might be taken to strengthen patent protection with respect to any patent within the Patent Rights, and shall conduct discussions with Medeva on a reasonable basis regarding the patent prosecution strategy for Patent Rights. TGC agrees to keep Medeva informed of the course of patent prosecution or other proceedings relating to the Patent Rights to the extent known by TGC.

     6.3.2 In the event TGC elects not to file or continue to prosecute an application for a patent within the Patent Rights or to abandon an issued patent within the Patent Rights in any country, TGC shall notify Medeva not less than two (2) months before any relevant deadline, and thereafter Medeva shall have the right to pursue, at Medeva's expense and in Medeva's sole discretion, prosecution of such patent application or maintenance of such issued patent (except with respect to any patent application or patent licensed to TGC under the Third Party Agreements, in which case Medeva shall only have the right to pursue prosecution or maintenance to the extent permitted in the applicable Third Party Agreement).

     6.3.3 TGC shall provide Medeva with a copy of any communications received by TGC, or any communication which TGC intends to provide to any of its licensors under the Third Party Agreements, relating to the preparation, filing, prosecution and maintenance, including without limitation the issuance, lapse, revocation, surrender, invalidation or abandonment, of any patent or patent application under which TGC received a grant of rights pursuant to the Third Party Agreements. To the extent TGC is afforded an opportunity by any such licensor to comment on, or participate in the filing or maintenance of, any such patent or patent application, TGC shall promptly notify Medeva and discuss TGC's comments and TGC's participation in such filing or maintenance with Medeva. Thereafter TGC shall notify its licensor of Medeva's comments and suggestions relating to such filing or maintenance of such patent or patent application and shall use its Reasonable Commercial Efforts to cause such licensor to consider Medeva's comments and suggestions. Without limiting the foregoing, TGC agrees not to abandon any patent or patent application licensed to TGC under the Third Party Agreements for which TGC has responsibility for prosecution and maintenance without Medeva's prior written consent.

6.4 PROSECUTION AND MAINTENANCE OF JOINT PATENTS; ABANDONMENT. The Parties agree to discuss in good faith and implement a mutually agreeable patent strategy with respect to all Joint Inventions that may be patentable. With respect to all Joint Inventions for which the Parties agree patent protection should be sought, the Parties shall cooperate in the preparation, filing and prosecution of Joint Patents and shall discuss and agree on the content and form of relevant patent applications and any other relevant matters before such applications are made. Each Party shall consider in good faith any comments from the other regarding steps that might be taken to strengthen such Joint Patents. Medeva shall have the right to file, prosecute and maintain such Joint Patents worldwide, and the Parties shall bear all Patent Costs associated therewith equally. Medeva shall take no significant steps relating to Joint Patents without the prior approval of TGC for so long as TGC is paying its share of the Patent Costs relating thereto. In the event that Medeva elects not to prosecute a patent application on a particular Joint Invention, TGC may do so at its sole discretion and expense, and all rights in such Joint Invention and the Joint Patent claiming such invention shall be assigned to TGC. Either Party may choose at any time not to continue to pay any such prosecution and maintenance costs with respect to a particular Joint Patent, and shall thereafter assign all its rights in such Joint Patent to the Party that pays all such costs. Such assignment shall take place in a timely manner to enable the non-assigning Party to meet any external requirement concerning prosecution matters and paying prosecution and maintenance costs. In the event that a Party elects, at any time, not to participate in the preparation, filing and prosecution of any patent application covering a Joint Invention, such Party shall provide reasonable assistance to the other Party, at the expense of such other Party, with respect to any activities determined by such other Party as necessary to obtain patent protection for such Joint Invention.

6.5  ENFORCEMENT OF PATENT RIGHTS.

     6.5.1 If any patent within the Patent Rights is or might reasonably be infringed by a Third Party through the manufacture, use or sale of any products in the Field (an "Infringement in the Field"), the Party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of that infringement in reasonable detail.

     6.5.2 Except as provided in Section 6.5.3, in the event of an Infringement in the Field which, in the Parties' reasonable judgment, if continued, would affect materially the marketing and commercialization of Licensed Product by Medeva, TGC shall institute, prosecute, and control any action or proceeding with respect to such infringement, provided that either (i) the patent allegedly infringed is owned by TGC or (ii) TGC has a right to institute, prosecute and control such action or proceeding. If the patent infringed is not owned by TGC and TGC does not have a right to institute, prosecute and control such action or proceeding, TGC shall use Reasonable Commercial Efforts to cause the owner of such patent (the "Patent Owner") to institute, prosecute and control, or permit TGC to control, any action or proceeding with respect to such infringement. To the extent permitted by Applicable Laws where either (a) TGC has brought suit or
(b) the Patent Owner is a party other than TGC and TGC is authorized to permit Medeva to do so, Medeva shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. In addition, to the extent that TGC is authorized to permit Medeva to do so, TGC agrees to permit Medeva to control any action or proceeding with respect to such infringement and, if the Patent Owner is not TGC and TGC does not have the right to institute prosecute and control such action or proceeding, TGC shall use Reasonable Commercial Efforts to cause such Patent Owner to permit Medeva to control any such action or proceeding.

     6.5.3 If TGC or the Patent Owner fails to bring an action or proceeding with respect to an Infringement in the Field within a period of ninety (90) days after the earlier of (i) the date of the Parties' determination that such infringement, in the Parties' reasonable judgment, if continued, would affect materially the marketing and commercialization of Licensed Product by Medeva, or, (ii) the date of Medeva's request to bring such an action or proceeding, Medeva, to the extent that TGC is authorized to permit Medeva to do so, shall have the right, but not the obligation, to bring and control an action or proceeding in its name against such infringement by counsel of Medeva' own choice. If the Patent Owner is not TGC, and TGC is not authorized to permit Medeva to bring and control such an action or proceeding, TGC shall use Reasonable Commercial Efforts to cause such Patent Owner to permit Medeva to do so. In any such action, TGC and the Patent Owner shall have the right to join as a party (or parties) and be represented in any such action by counsel of their own choice at their own expense. Notwithstanding the above, in the event that it is not possible under relevant local laws for Medeva to bring and control such an action or proceeding, TGC, to the extent that TGC is able to do so, shall bring, or shall cause the Patent Owner to bring, such an action and Medeva shall control such action, at Medeva's expense. In any such case, TGC agrees to be joined as a party plaintiff if necessary for Medeva to prosecute the action and to give Medeva reasonable assistance and authority to file and prosecute the suit. In addition, if the Patent Owner is not TGC and TGC does not have authority to require the Patent Owner to join as a party plaintiff, TGC agrees to use Reasonable Commercial Efforts to cause the Patent Owner to agree to be joined as a party plaintiff if helpful for Medeva to prosecute the action and to give Medeva reasonable assistance and authority to file and prosecute the suit.

     6.5.4 TGC, or the Patent Owner if not TGC, shall retain all other rights with respect to enforcement of patents which could give rise to an Infringement in the Field. Any damages or other monetary awards recovered in an action or proceeding against an infringer of the Patent Rights based on an Infringement in the Field shall be applied first to the reimbursement of Medeva and TGC, and the Patent Owner if not TGC, of their respective out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in prosecuting such infringement action, on a pro rata basis based upon their respective out-of-pocket expenses, until all such expenses have been recovered. Unless TGC's pre-existing written obligations to the Patent Owner require otherwise, any remaining balance shall be divided (i) equally between the parties in the suit if TGC, or the Patent Owner if not TGC, is controlling the litigation provided Medeva did not have the right to control the litigation, or (ii) in the ratio of [ * ] to Medeva and [ * ] to TGC and the Patent Owner if Medeva is controlling the litigation or TGC is controlling the litigation at Medeva's request.

6.6 ENFORCEMENT OF JOINT PATENT RIGHTS. If any Joint Patent is or might reasonably be infringed by a Third Party in any country in the Territory, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of that infringement in reasonable detail. With respect to Joint Patents that are owned solely by one Party, such Party shall have the sole right, but not the


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                                       30
obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement. The non-owning Party agrees to give the owning Party, at the owning Party's expense, including reimbursement of the non-owning Party's out-of-pocket expenses, all reasonable assistance to defend or settle any such action or proceedings. The owning Party shall bear the costs of such action or proceedings. If such suspected infringement involves a jointly-owned Joint Patent and if the Parties do not agree on a joint plan of action, then Medeva first shall have the right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice and thereafter TGC shall have the right but not the obligation to do so. The Party not bringing the action shall have the right, at its own expense, to join as a party and be represented in any such action by counsel of its own choice. If one Party brings any such action or proceeding with respect to a jointly-owned Joint Patent, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered in an action against an infringer of a jointly-owned Joint Patent shall be applied to the reimbursement of TGC and Medeva for their respective out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in prosecuting such infringement action on a pro rata basis based upon their respective out-of-pocket expenses until all such expenses have been recovered, and any remaining balance shall be divided equally between the Parties.

6.7 SETTLEMENT WITH A THIRD PARTY. A Party may not settle an action or proceeding against an infringer under Section 6.5 or Section 6.6 above with respect to a product in the Field without the written consent of such other Party. Such consent shall not be unreasonably withheld, but may be withheld if such settlement would materially and adversely affect the interest of the other Party.

6.8  INFRINGEMENT OF THIRD PARTY RIGHTS.

     6.8.1 In the event that a Third Party alleges that such Third Party's intellectual property rights are being or have been infringed by (i) Medeva's or TGC's selling, manufacturing, having manufactured or using, pursuant to this Agreement or Supply Agreement, Bulk Licensed Product, Licensed Products or products covered by Joint Patents, or (ii) a Third Party's use of Bulk Licensed Product, Licensed Products or products covered by Joint Patents, Medeva shall have the right to defend or settle in its sole discretion any legal action or proceeding arising therefrom (a "Third Party Infringement"). In addition, in the event that a patent application or patent held or otherwise controlled by Third Party may be subject to challenge, opposition or other similar actions or proceedings, including without limitation interference proceedings, Medeva shall have the right to take appropriate steps to initiate and pursue such actions or proceedings. TGC and Medeva shall consult with each other concerning strategy, approaches and the consequences of approaches to be undertaken pursuant to this
Section 6.8, and TGC shall provide and shall cause the Patent Owner to provide, if applicable, all reasonable assistance requested by Medeva in connection with any such action or proceeding, provided however that Medeva reimburses the out-of-pocket expenses of TGC and the Patent Owner, if applicable, in providing such assistance.

     6.8.2 If a Third Party Infringement alleges infringement of a Third Party intellectual property right about which TGC notified Medeva prior to the execution of this Agreement or a Third Party intellectual property right about which neither Medeva nor TGC was aware prior to the execution of this Agreement, Medeva shall be responsible for [ * ] of the costs and expenses (including without limitation reasonable attorney's fees) incurred in defending or settling such Third Party Infringement, and TGC shall be responsible for [ * ] of such costs and expenses. However, if a Third Party Infringement arises out of a breach of TGC's warranties or representations under this Agreement, then TGC shall be responsible for [ * ] of the costs and expenses actually incurred by Medeva in defending or settling such Third Party Infringement. Payment by TGC of costs and expenses for which TGC is responsible under this Section 6.8.2 shall be made within sixty (60) days after the date of TGC's receipt of Medeva's invoice with respect thereto.

6.9 INFRINGEMENT OF MEDEVA TRADEMARKS. TGC agrees to give Medeva prompt written notice of any unlicensed use by Third Parties of Medeva Trademarks of which TGC has knowledge.

6.10 OFFSET FOR INFRINGEMENT.

     6.10.1 If Medeva is required in accordance with Section 6.8.2 of this Agreement, at any time during the term of this Agreement, to pay any damages or other payments (but not milestone payments or payments of ongoing royalties in either case based upon an amount of Licensed Product sold or a percentage of sales of Licensed Product which are to be deducted from Net Sales pursuant to
Section 1.32(vii) of the Master Agreement) to any person or entity as a result of a judgment, settlement or agreement relating to the past and/or future use of Bulk Licensed Product by either Party ("Third Party Payments"), except insofar as such Third Party Payments are attributable to the willful misconduct, negligence or breach of this Agreement by Medeva, its Affiliates or Sublicensees, Medeva may offset [ * ] of the amount of such Third


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

Party Payments actually paid by Medeva against any fees and payments due TGC or payable on behalf of TGC pursuant to (i) Section 5.3 of this Agreement, but not research funding payments to TGC pursuant to Section 3.4, or (ii) Section 2.2.1 and Section 6.2 of the Supply Agreement, or (iii) Section 5.6.2 of the Master Agreement. Such offsets may be made after the date a Third Party Payment was paid by Medeva.

     6.10.2 If at any time during the term of this Agreement, as a result of a Third Party Infringement, Medeva (i) is prevented from selling Licensed Products in either Region 1 or Region 3, or both; and (ii) has used its best efforts to defend or settle legal actions relating to such Third Party Infringement, or to otherwise obtain a license under intellectual property rights which are the basis of such Third Party Infringement, then Medeva shall be entitled to offset [ * ] of payments due to TGC pursuant to Section 5.2 and Section 5.3, but not research funding payments to TGC pursuant to Section 3.4, against amounts otherwise due to TGC pursuant to Section 2.2.1 and Section 6.2 of the Supply Agreement.

     6.10.3 Offsets by Medeva allowed pursuant to this Section 6.10, cumulatively, shall be limited to, and shall not exceed, a total amount in any calendar year equal to the sum of (i) [ * ] of the amount otherwise due to TGC in such calendar year pursuant to Section 5.3 of this Agreement; (ii) [ * ] of the amount otherwise due to TGC in such calendar year pursuant to Section 6.2 of the Supply Agreement; and (iii) [ * ] of TGC's net profits in such calendar year on sale of Bulk Licensed Product to Medeva pursuant to Section 2.2.1 of the Supply Agreement. For purposes of this Section 6.10.3, the term "net profits" shall mean Transfer Price less TGC's Manufacturing Cost.


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

                                   ARTICLE 7

                               MASTER AGREEMENT

7.1 INCORPORATION BY REFERENCE. Article 3 (Confidentiality), Article 4 (Representations and Warranties), Article 5 (Term and Termination), Article 6 (Indemnification; Insurance; Limitation of Liability), Article 7 (Governing Law; Dispute Resolution) and Article 8 ( Miscellaneous) of the Master Agreement are hereby incorporated by reference. The Parties intend and agree that the provisions contained in the articles referred to in the previous sentence, together with the provisions contained in the articles set forth in this Agreement, describe fully the rights and obligations as between the Parties under this Agreement, and that such articles, together with the articles set forth in this Agreement, shall apply to and govern the Parties with respect to this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.


TARGETED GENETICS CORPORATION               MEDEVA PHARMACEUTICALS, INC.
("TGC")                                     ("MEDEVA")

By: /s/ H. Stewart Parker                   By: /s/ William Bogie
    -------------------------------------       --------------------------------

Name: H. Stewart Parker                     Name: William Bogie
      -----------------------------------         ------------------------------

Title: President, Chief Executive Officer   Title: President
       ----------------------------------          -----------------------------

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

                                SCHEDULE 3.3.2


            BUDGETED DEVELOPMENT R&D FUNDING FOR FIRST PROJECT YEAR
            -------------------------------------------------------



Cost Structure per FTE (US $s) (1):
     Direct labor                                                            [*]
     Payroll taxes and benefits                                              [*]
     Lab supplies                                                            [*]
     Indirect costs:
        Dept. operating costs                                                [*]
        R&D management                                                       [*]
        R&D facility maintenance/operating costs                             [*]
        R&D rent and utilities                                               [*]
        R&D equipment-related costs                                          [*]
     Allocated G&A costs                                                     [*]
                                                                          ------
     Total costs per FTE                                                     [*]
Less G&A costs                                                               [*]
                                                                          ------
Rate per FTE payable by Medeva                                               [*]

Estimated level of effort (FTEs):
     Process development                                                     [*]
     Assay development                                                       [*]
     Preclinical biology                                                     [*]
     Product development                                                     [*]
                                                                          ------
     Total                                                                   [*]

Total cost of TGC internal effort (thousands of US $s)                       [*]
External costs (animal studies, assays, etc.)                                [*]
                                                                          ------

Subtotal                                                                     [*]
     5% Contingency                                                          [*]
                                                                          ------

Total estimated budget--Project Year 1 (thousands of US $s)

(1) FTE = full time equivalent R&D employee                                  [*]


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

                                   EXHIBIT A


                               DEVELOPMENT PLAN
                               ----------------

SECTION 1
---------

1. For the purposes of the Transaction Documents the definitions of Phase I Clinical Trial, Phase II Clinical Trial and Phase III Clinical Trial shall be as follows:

   "Phase I Clinical Trial" means the studies currently consisting of Studies AAV9501, AAV9502 and AAV9701 (as described in Section 3 of this Exhibit A), together with all extensions of these studies and any additional studies which the Steering Committee determines (in accordance with the provisions of Article 3 of this Agreement) are required to explore tolerance and, through molecular and biological end points as indicators, designed to demonstrate activity sufficient for the purposes of designing the Phase II Clinical Trial.

   "Phase II Clinical Trial" means the studies currently consisting of Studies AAV9901 and AAV9902 (as described in Section 3 of this Exhibit A), together with all extensions of these studies and any additional studies which the Steering Committee determines (in accordance with the provisions of Article 3 of this Agreement) are required for the initial demonstration of clinical efficacy (e.g. reduced infection incidents and/or increased FVC) and initial determination of side effects, and designed to be sufficient for the purposes of designing the Phase III Clinical Trial.

   "Phase III Clinical Trial" means the studies required to provide definitive proof of efficacy/determination of safety profile and to be performed after appropriate evidence has been obtained of efficacy during Phase II Clinical Trials, and designed to be sufficient for the purposes of submitting an Approval Application.

2. The Parties have discussed previously (i) an outline of the clinical portions of the Development Plan, (ii) the timetable for such clinical portion which is attached in Section 2 of this Exhibit A, and the (iii) proposed budgeted Development R&D funding for the first Project Year which is set out in
   Schedule 3.3.2 to this Agreement.

3. The Parties acknowledge that it is the responsibility of the Steering Committee (to be set up under Article 3 of this Agreement) to establish the Development Plan and carry out the other activities in respect thereof in accordance with the provisions of the Transaction Documents and in particular
   Article 3 of this Agreement.

4. The draft preliminary Development Plan attached in Section 3 of this Exhibit A has been drawn up by TGC and following discussion with Medeva it has been agreed that such Development Plan will form the basis for discussion and establishment of the Development Plan in accordance with the provisions of
   Article 3 of this Agreement.


SECTION 2 -    See Attached
---------

SECTION 3 -    See Attached
---------

                             EXHIBIT A - Section 2


                                     [ * ]



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

                                   EXHIBIT A



SECTION 3
---------


                                     [ * ]




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

                                   EXHIBIT B


                           OUTSIDE CONTRACTOR LETTER
                           -------------------------


Medeva Pharmaceuticals, Inc.
755 Jefferson Road
Rochester, New York 14623
United States of America


Re:  Third Party Service Contract


Dear Ladies and Gentlemen:

This letter will serve as notice to Medeva BV ("Medeva") that pursuant to
Section 3.7 of the License and Collaboration Agreement (the "Agreement") dated _______________, between Medeva and Targeted Genetics Corporation ("TGC"), [insert name of third party service provider] (the "Service Provider") has been engaged as a contractor for TGC in connection with the performance of the following obligation of TGC under the Agreement:

[insert description of obligation]

A copy of our agreement with TGC is attached hereto (the "Service Contract"). Such Service Contract constitutes the entire agreement between Service Provider and TGC, is in full force and to our knowledge neither party is in breach of any of the terms thereof.

Service Provider hereby acknowledges that, during the term of the Service Contract, in the event of a breach of the Service Contract by Service Provider which causes TGC to breach its obligations to Medeva, Medeva shall have the right to pursue and seek to enforce TGC's remedies (including equitable remedies) under the Service Contract directly against Service Provider without first exhausting its remedies against TGC.

Service Provider acknowledges that any fees or compensation due it pursuant to the Service Contract shall be payable by TGC only. Service Provider represents and warrants to Medeva that it is not an affiliate of TGC. Service Provider further acknowledges that Medeva shall not have any liability to, nor be responsible for the payment of any amounts to, Service Provider.


                                        Very truly yours,

                                        [Name of Service Provider]


                                        By:________________________
                                        Name:
                                        Title:
                                        Address:
                                        Date:

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